Exhibit 21.1

MASONITE INTERNATIONAL CORPORATION
SUBSIDIARY LIST OF AS OF FEBRUARY 26, 2015

Austria
Masonite Austria GmbH

Canada
0993477 B.C. Unlimited Liability Company
Crown Door Corp. (Ontario)
Sacopan, Inc. (Quebec)

Chile
Masonite Chile Holdings
Masonite Chile S.A.

China
Masonite (Shanghai) Trading Company Limited

Cyprus
Liora Enterprises Limited

Czech Republic
Masonite CZ spol S.R.O.

France
Premdor S.A.S.
Ekem S.A.S.
Fonmarty & Fils Techni-Bois S.A.A.
Magri S.A.S.
Monnerie S.A.S.
Batimetal S.A.S.
Establissements Rabillon Et Cie S.A.
Reseau Bois S.A.R.L.

India
Masonite Doors Private Ltd.

Israel
Open Gallery Ltd. (f/k/a Masonite Israel)
Premdor Ltd.

Ireland
Masonite Ireland
Masonite Europe
Masonite Components

Luxembourg
Masonite Luxembourg S.A.

Malaysia
Magna Foremost Sdn Bhd

Mexico
Masonite Mexico S.A. de C.V.

Netherlands
Premdor Karmiel Holdings B.V.

Poland
Masonite PL Sp. z.o.o.

South Africa
Masonite (Africa) Limited

United Kingdom
Door-Stop International Limited
Masonite Europe Limited
Premdor Crosby Limited
Premdor U.K. Holdings Limited

United States
California
Eger Properties

Delaware
Masonite Corporation
(d/b/a Algoma Hardwoods)
(d/b/a Birchwood Lumber & Veneer)
(d/b/a Bolection Door)
(d/b/a Lemieux Doors Corp.)
(d/b/a Marshfield Doorsystems)
(d/b/a Mohawk Flush Doors)

Florida
Florida Made Door Co.
(d/b/a Sierra Lumber)
Door Installation Specialist Corporation

North Dakota
Masonite Primeboard, Inc.

Oklahoma
Dominance Industries, Inc.

*	Excludes certain non-significant subsidiaries that are either discontinued or immaterial.